Exhibit 7.9

REVOLVING LOAN AGREEMENT

This REVOLVING LOAN AGREEMENT (this “Agreement”), dated as of October 31, 2008, is by and between INLAND REAL ESTATE INVESTMENT CORPORATION, a Delaware corporation (the “Borrower”), and JPMORGAN CHASE BANK, N.A., a national banking association (together with its successors and assigns, the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender provide the Borrower with certain revolving loans; and

WHEREAS, the Lender is willing to make such loans to the Borrower, upon the terms and provisions and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and of any loans or other financial accommodations now or hereafter made to or for the benefit of the Borrower by the Lender, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

1.             DEFINITIONS.

1.1           General Terms. When used herein, the following terms shall have the following meanings:

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including, without limitation, all stockholders, members, directors, partners, managers, and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Revolving Loan Agreement as the same may be modified, supplemented or amended from time to time.

“Blocked Persons List” shall have the meaning ascribed to such term in Section 5.18 hereof.

“Borrower-Lender Dispute” shall have the meaning ascribed to such term in Section 9.2(b) hereof.

“Borrowing” means a portion or portions of the Loan of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Borrowings, as to which a single Interest Period is in effect.

“Borrowing Base” means, as of any date of determination (which determination shall be made on a weekly basis), an amount up to sixty-five percent (65%) of the Value of the Pledged Collateral as set forth in the Borrowing Base Certificate then most recently delivered by the Borrower to the Lender.

“Borrowing Base Certificate” shall have the meaning ascribed to such term in Section 4.1(a) hereof.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurodollar Borrowings, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois and on which dealings in United States dollars are carried on in the London interbank market, and (b) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender (or by any applicable lending office of such Lender) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” means the date hereof.

“Commitment Fee” shall have the meaning ascribed to such term in Section 2.13 hereof.

“Compliance Certificate” shall have the meaning ascribed to such term in Section 6.1(c) hereof.

“Credit Termination Date” means the earlier of (i) the Stated Maturity Date, (ii) such other date on which the Revolving Loan Commitment shall terminate pursuant to Section 8.2 hereof, or (iii) such other date as is mutually agreed in writing between the Borrower and the Lender.

“Default” means an event, circumstance or condition which through the passage of time or the service of notice or both would (assuming such event has not been cured within any applicable grace or cure period, if any) mature into an Event of Default.

“Duly Authorized Officer” means the Chairman, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, any Vice-President, the Treasurer (if at any time applicable), and the Secretary of the Borrower (or a Guarantor, as applicable).

“Environmental Laws” means all federal, state and local laws, statutes, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters applicable to the Borrower and its business, assets and property, including, without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seg., as amended; CERCLA; the Toxic Substance Act, 15 U.S.C. § 2601 et sea., as amended; the Clean Water Act, 33 U.S.C. § 466 et seg., as amended; the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; state and federal superlien and environmental cleanup programs; and U. S. Department of Transportation regulations.

“Environmental Notice” means any summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letters or other communication, written or oral to the Borrower or any officer thereof, actual or threatened, from the United States Environmental Protection Agency or other federal, state or local agency or authority, or any other entity or individual, public or private, concerning any intentional or unintentional act or omission which involves Management of Hazardous Substances on or off the property of the Borrower which could result in the Borrower incurring a material liability or which could have a Material Adverse Effect, or the imposition of any Lien on property, or any alleged violation of or responsibility under Environmental Laws which could result in the Borrower incurring a material liability or which could have a Material Adverse Effect, and, after due inquiry and investigation, any knowledge of any facts which could give rise to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the regulations thereunder.

“ERISA Affiliate” means any corporation, trade or business, which together with the Borrower would be treated as a single employer under Section 4001 of ERISA.

“Eurodollar” when used in reference to any Borrowing, refers to whether such Borrowing is bearing interest at the Fixed Rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning ascribed to such term in Section 8.1 hereof

“Financing Agreements” means any and all agreements, instruments, certificates and documents, including, without limitation, security agreements, loan agreements, pledges, guarantees, financing statements and all other written matter (including, without limitation, the Revolving Credit Note, the Pledge Agreement, the Guarantees and the Regulation U Form), and any Swap Agreement at any time applicable, in each case evidencing, securing or relating to the Loans and the Liabilities, whether heretofore, now, or hereafter executed by or on behalf of the Borrower, the Pledgor, any Guarantor, any Affiliate, or any other Person, and delivered to or in favor of the Lender, together with all agreements and documents referred to therein or contemplated thereby, as each may be amended, modified or supplemented from time to time.

“Fiscal Quarter” means the three (3) month period ending on March 31, June 30, September 30 and December 31 of each calendar year.

“Fiscal Year” means the twelve (12) month period commencing on January 1 and ending on December 31 of each calendar year.

“Fixed Rate” means, with respect to a Eurodollar Borrowing for the relevant Interest Period, the sum of (a) the applicable Adjusted LIBO Rate plus (b) 2.25% per annum.

“Floating Rate” means, for any day, a per annum rate of interest equal to the sum of (a) the Prime Rate plus (b) 2.0% per annum.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantees” means, collectively, that certain (i) Guaranty of even date herewith made by Inland Real Estate Exchange Corporation, a Delaware corporation (“IREX”) in favor of the Lender, (ii) Guaranty of even date herewith made by Inland Securities Corporation, a Delaware corporation (“Inland Securities”) in favor of the Lender (iii) Guaranty of even date herewith made by Inland American Business Manager and Advisor Inc., an Illinois corporation (“American Business Manager”) in favor of the Lender, (iv) Guaranty of even date herewith made by Inland Investment Advisors, Inc., an Illinois corporation (“Investment Advisor”) in favor of the Lender, (v) Guaranty of even date herewith made by Partnership Ownership Corporation, an Illinois corporation (“Partnership Ownership”) in favor of the Lender, (vi) Guaranty of even date herewith made by ) Inland Investment Stock Holding Corporation, a Nevada corporation (“Investment Stock Holding”) in favor of the Lender and (vii) Guaranty of even date herewith made by Inland Partnership Property Sales Corporation, an Illinois corporation (“Partnership Property Sales”) in favor of the Lender, as each of the foregoing in clauses (i) through (vii) may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantors” means, collectively, (i) IREX, (ii) Inland Securities, (iii) American Business Manager, (iv) Investment Advisor, (v) Partnership Ownership, (vi) Investment Stock Holding, and (vii) Partnership Property Sales.

“Hazardous Substances” means hazardous substances, materials, wastes, and waste constituents and reaction by-products, pesticides, oil and other petroleum products, and toxic substances, including, without limitation, asbestos and PCBs, as those terms are defined pursuant to Environmental Laws.

“Indebtedness” with respect to Borrower means, as of the date of determination thereof, (a) all of Borrower’s indebtedness for borrowed money (including, without limitation, the Liabilities), (b) all indebtedness of Borrower secured by any Lien with respect to any property or asset owned or held by Borrower, regardless whether the indebtedness secured thereby shall have been assumed by Borrower or Borrower has become liable for the payment thereof, (c) all obligations or liabilities created or arising under any lease of real or personal property, or conditional sale or other title retention agreement with respect to property used and/or acquired by Borrower even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property, (d) all unfunded pension fund obligations and liabilities and deferred taxes, (e) all obligations of Borrower evidenced by bonds, debentures, notes or similar instruments, (f) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of Borrower, (g) all other indebtedness, liabilities and obligations of Borrower, now or hereafter owing, due or payable, however evidenced, created, incurred or owing and however arising, due or owing to Borrower or otherwise which under GAAP should be reflected on a balance sheet.

“Indemnified Parties” shall have the meaning ascribed to such term in Section 9.15 hereof.

“Information Request” shall have the meaning ascribed to such term in Section 9,19 hereof.

“Intangible Assets” means all intangible assets under GAAP or such other accounting principles as are satisfactory to Bank, provided, that franchises; goodwill; licenses; loan origination fees; non-competition covenants; organization or formation expenses; patents; shares of capital stock; service marks; service names; trademarks; tradenames; writ-up in the book value of any asset in excess of the acquisition cost of such asset; any amount, however, designated on the balance sheet, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of the Borrower; unamortized debt discount; deferred discount; computer software; and research and development costs and expenses.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.7.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect, provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Eurodollar Borrowing initially shall be the date on which such Eurodollar Borrowing is made and, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Payment Date” means the 5th day of each month.

“Leverage Ratio” means the ratio of (i) Indebtedness of the Borrower to (ii) Tangible Net Worth of the Borrower.

“Liabilities” means any and all of the Borrower’s liabilities, obligations and Indebtedness to the Lender of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, indirect, contingent, absolute, fixed or otherwise (including, without limitation, payments of or for principal, interest, default interest, reimbursement obligations, fees, costs, expenses, and/or indemnification, and obligations of performance, and any interest that accrues after commencement of any insolvency or bankruptcy proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such insolvency or bankruptcy proceeding) arising or existing under this Agreement (whether relating to the Revolving Loans, the Unused Line Fee, or otherwise) or the Financing Agreements to which the Borrower is a party (including, without limitation, any Swap Agreement), and any refinancings, substitutions, extensions, renewals, replacements and modifications for or of any or all of the foregoing. The term Liabilities shall not include any liabilities or obligations arising from the Lender’s loss of any stock certificates evidencing all or any portion of the Pledge Collateral.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of Telerate (the equivalent of Reuters Screen LIBOR01 Page) (or on any successor or substitute page thereof, or any successor to or substitute for such page, providing rate quotations comparable to those currently provided on such page, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means any lien, security interest, mortgage, pledge, hypothecation, collateral assignment, or other charge, encumbrance or preferential arrangement, including, without limitation, the retained security title of a conditional vendor or lessor.

“Liquidity” means, with respect to the Borrower cash on hand, cash equivalents, and marketable securities

“Loan Account” shall have the meaning ascribed to such term in Section 2.4 hereof.

“Loan” means any loan made by the Lender to the Borrower pursuant to this Agreement (including, without limitation, any Revolving Loan).

“Manage” or “Management” means to generate, handle, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate,

accumulate speculatively, transport, transfer, dispose of, release, threaten to release or abandon Hazardous Substances.

“Material Adverse Change” or “Material Adverse Effect” means any change, event, action, condition or effect which, individually or in the aggregate, that (a) impairs the legality, validity or enforceability of this Agreement or any Financing Agreement, (b) impairs the fully perfected first priority status of the Liens granted under the Pledge Agreement in favor of the Lender, (c) materially and adversely affects the business, assets, operations, performance, or condition (financial or otherwise) of the Borrower, or the ability of the Borrower to repay or perform the Liabilities when due or declared due and perform the Borrower’s obligations under this Agreement and the Financing Agreements to which it is a party, or (d) creates a material adverse effect on the rights or remedies of the Lender under this Agreement or under any other material Financing Agreement.

“Maximum Revolving Facility” means, at any time, an amount equal to Twenty Seven Million Five Hundred Thousand and No/100 Dollars ($27,500,000.00).

“Multiemployer Plan” shall have the meaning ascribed to such term in Section 5.15 hereof.

“Patriot Act” shall have the meaning ascribed to such term in Section 9.21 hereof.

“PBGC” shall have the meaning ascribed to such term in Section 5.15 hereof.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Plan” shall have the meaning ascribed to such term in Section 5.15 hereof.

“Pledge Agreement” means that certain Pledge Agreement of even date herewith made by Pledgor in favor of the Lender, in form and substance reasonable satisfactory to the Lender, as the same may be modified, supplemented or amended from time to time.

“Pledged Collateral” means those 2,909,090 shares of common stock of Inland Real Estate Corporation, a Maryland corporation (“IRC”) owned by Borrower as to which the Lender has a first priority perfected Lien under the Pledge Agreement.

“Pledgor” means Inland Investment Stock Holding Corporation, a Nevada corporation.

“Prepayment Date” means such date that (i) the Borrower indefeasibly prepays in full in cash all of the Liabilities as provided hereunder, (ii) this Agreement and each other Financing Agreement is irrevocably terminated and (iii) the Borrower does not have any further right to obtain any loans, letters of credit or other extensions of credit under this Agreement or any other Financing Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and is not necessarily the lowest rate.

“Prohibited Transaction” shall have the meaning ascribed to such term in ERISA.

“Property” means any and all real property owned, leased, sub-leased or used at any time by Borrower.

“Regulation U Form” means that certain Regulation U Form of even date herewith made by Borrower in favor of Lender.

“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment, as “environment” is defined in CERCLA.

“Respond” or “Response” means any action taken pursuant to Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate or assess the Release of a Hazardous Substance.

“Revolving Credit Note” shall have the meaning ascribed to such term in Section 2.1 hereof.

“Revolving Loan Commitment” shall have the meaning ascribed to such term in Section 2.1 hereof.

“Revolving Loans” shall have the meaning ascribed to such term in Section 2.1 hereof.

“Securitization” shall have the meaning ascribed to such term in Section 9.20 hereof.

“Stated Maturity Date” means October 31, 2009.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the Lender is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Borrowings shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Tangible Net Worth” means (i) the sum of all capital accounts (including, without limitation, any paid-in capital, capital surplus, and retained earnings), minus (ii) the sum of the value of all Intangible Assets.

“Tax Code” shall have the meaning ascribed to such term in Section 5.15 hereof.

“Taxes” shall have the meaning ascribed to such term in Section 3.3 hereof.

“Type” when used in reference to any Borrowing, refers to whether the rate of interest on such Borrowing is determined by reference to the Fixed Rate or the Floating Rate.

“Unused Line Fee” means an amount equal to one-quarter of one percent (0.25%) per annum times the amount by which 90% of the Revolving Loan Commitment exceeds the average monthly balance of the aggregate outstanding principal amount of the Revolving Loans.

“Value” means the 30-day average closing trading price of the Pledged Collateral.

“Voidable Transfer” shall have the meaning ascribed to such term in Section 9.8 hereof.

1.2           Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given to such terms in accordance with GAAP. If changes in GAAP shall be mandated by the Financial Accounting Standards Board or shall be recommended by the Borrower’s certified public accountants, and such changes would materially modify the interpretation or computation of the financial covenants set forth in Section 7.3 hereof at the time of execution hereof, then in such event such changes shall not be followed in calculating such financial covenants.

1.3           Other Interpretive Provisions.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa.

(b)           Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           The term “including” is not limiting, and means “including, without limitation”.

(d)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e)                                  Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Financing Agreements) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of this Agreement or any Financing Agreement, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

2.                                      REVOLVING LOAN COMMITMENT; INTEREST; FEES.

2.1                                 Revolving Loans. (a) On the terms and subject to the conditions set forth in this Agreement, and provided there does not then exist a Default or an Event of Default, the Lender agrees to make revolving loans (such loans collectively called “Revolving Loans” and individually called a “Revolving Loan”) to the Borrower from time to time on and after the Closing Date and prior to the Credit Termination Date, so long as the aggregate amount of such advances outstanding at any time to the Borrower do not exceed the lesser of: (i) the Maximum Revolving Facility; and (ii) the Borrowing Base at such time. The Borrower shall have the right to repay and reborrow any of the Revolving Loans without premium or penalty (subject to Article 3 hereof); provided, however, that it shall be a condition precedent to any reborrowing that as of the date of any reborrowing (any such date herein called a “Reborrowing Date”) all of the conditions to borrowing set forth in Section 4.1 of this Agreement shall be satisfied and all representations and warranties made herein shall be true and correct in all material respects as of such Reborrowing Date. The Lender’s commitment to make Revolving Loans is hereinafter called the “Revolving Loan Commitment.”

(b)                                 Each advance to the Borrower under this Section 2.1 shall be in integral multiples of $100,000 and shall, on the day of such advance, be deposited, in immediately available funds in such account as the Borrower may, from time to time, designate in writing with the Lender’s approval (which approval shall not be unreasonably withheld).

(c)                                  The Revolving Loans shall be evidenced by a promissory note (hereinafter, as the same may be amended, modified or supplemented from time to time, and together with any renewals or extensions thereof or exchanges or substitutions therefor, called the “Revolving Credit Note”), duly executed and delivered by the Borrower, in form and substance reasonably satisfactory to the Lender, with appropriate insertions, dated the Closing Date, payable to the order of the Lender in the principal amount equal to the Maximum Revolving Facility. THE PROVISIONS OF THE REVOLVING CREDIT NOTE NOTWITHSTANDING, THE REVOLVING LOANS THEN OUTSTANDING SHALL BECOME IMMEDIATELY DUE AND PAYABLE UPON THE EARLIEST TO OCCUR OF (X) STATED MATURITY DATE; (Y) THE ACCELERATION OF THE LIABILITIES PURSUANT TO SECTION 8.2 HEREOF; AND (Z) TERMINATION OF THIS AGREEMENT (WHETHER BY PREPAYMENT OR OTHERWISE) IN ACCORDANCE WITH ITS TERMS.

(d)                                 Accrued interest on the Revolving Loans shall be due and payable and shall be made by the Borrower to the Lender in accordance with Section 2.6 hereof. Monthly interest payments on the Revolving Loans shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Revolving Loans. Upon maturity, the outstanding principal balance of the Revolving Loans shall be immediately due and payable, together with any remaining accrued interest thereon.

2.2                                 Reduction of Revolving Loan Commitment by the Borrower. The Borrower may from time to time on at least five (5) Business Days’ prior written notice to the Lender permanently reduce the amount of the Revolving Loan Commitment but only upon first repaying the amount, if any, by which the aggregate unpaid principal amount of the Revolving Credit Note exceeds the then reduced amount of the Revolving Loan Commitment.

2.3                                 Principal Balance of Liabilities Not to Exceed the Maximum Revolving Facility. The sum of the aggregate outstanding principal balance of the Borrowings to the Borrower made under this Agreement shall not, at any time, exceed the lesser of (i) the Maximum Revolving Facility, and (ii) the Borrowing Base. The Borrower agrees that if at any time any such excess shall arise, the Borrower shall, within one (1) Business Day after receiving prior written notice, immediately pay to the Lender such amount as may be necessary to eliminate such excess, and the failure to immediately do so shall constitute an Event of Default under Section 8.1(a) hereof.

2.4                                 The Borrower’s Loan Account. The Lender shall maintain a loan account (the “Loan Account”‘) on its books for the Borrower in which shall be recorded (a) all Borrowings made by the Lender to the Borrower pursuant to this Agreement, (b) all payments made by the Borrower on all such Borrowings, and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in the Loan Account shall be made in accordance with the Lender’s customary accounting practices as in effect from time to time. The Borrower promises to pay the amount reflected as owing by Borrower under its Loan Account and all of its other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement. Notwithstanding the foregoing, the failure so to record any such amount or any error in so recording any such amount shall not limit or otherwise affect the Borrower’s obligations under this Agreement or under the Revolving Credit Note to repay the outstanding principal amount of the Borrowings together with all interest accruing thereon.

2.5                                 Statements. All Borrowings to the Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by the Lender in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as the Lender shall have rendered to the Borrower written statements of account as provided herein, the balance in the Loan Account, as set forth on the Lender’s most recent computer printout, shall be refutable presumptive evidence of the amounts due and owing the Lender by the Borrower. From time to time the Lender shall render to the Borrower a statement setting forth the balance of the Loan Account, including principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by the Lender but shall, absent manifest errors or omissions, be presumed correct and binding upon the Borrower.

2.6                                 Interest.

(a)                                  Floating Rate.  Each Floating Rate Borrowing shall bear interest at the Floating Rate.

(b)                                 Eurodollar Rate. Each Eurodollar Borrowing shall bear interest at the Fixed Rate for the Interest Period in effect for such Borrowing.

(c)                                  Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Advance or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum (the “Default Rate”) equal to (i) in the case of overdue principal of any Borrowing, 5% per annum plus the rate otherwise applicable to such Borrowing as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 5% per annum plus the rate applicable to Floating Rate Borrowing as provided in Section 2.6(a) (with respect to clause (ii) only, such additional 5% shall not begin to accrue until the Lender has delivered to the Borrower written notice of such overdue amount).

(d)                                 Late Fee. If any payment is not received by the Lender within ten (10) days after its due date (whether as stated, by acceleration or otherwise), Lender may assess and the Borrower agrees to pay a late fee equal to the lesser of 5% of the past due amount or $1,500.00. Borrower shall pay the late payment charge upon demand by Lender or, if billed, within the time specified.

(e)                                  Interest Payments. Accrued interest on each Borrowing shall be payable in arrears on each Interest Payment Date for such Borrowing and upon maturity of the Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Borrowing (other than a prepayment of a Floating Rate Borrowing), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(f)                                    Computation of Interest. All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Prime Rate or Adjusted LIBO Rate shall be determined by the Lender and such determination shall be conclusive absent manifest error,

2.7                                 Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                  the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)                                 the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining the Borrowing for such Interest Period;

then the Lender shall give notice thereof to the Borrower by telephone or telecopy as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) any request for a new Eurodollar Borrowing shall be made as a Floating Rate Borrowing.

2.8                                 Method for Making Payments. All payments that the Borrower is required to make to the Lender under this Agreement or under any of the other Financing Agreements shall be made in immediately available funds not later than 2:00 p.m. (Chicago time) on the date of payment at the Lender’s office at 210 North Central Avenue, 14Ul Floor, Phoenix, Arizona 85004-0073, or at such other place as the Lender directs in writing from time to time.

2.9                                 Term of this Agreement. The Borrower shall have the right to terminate this Agreement prior to the Stated Maturity Date for any reason (including, without limitation, any change in circumstances contemplated by Section 3 hereof) following prepayment of all of the Liabilities as provided hereunder; provided, however, that all of the Lender’s rights and remedies under this Agreement and under any of the other Financing Agreements, shall survive such termination until (a) all of the Liabilities under this Agreement and the other Financing Agreements have been indefeasibly paid in full and (b) the Borrower does not have any further right to obtain any loans, letters of credit or other extensions of credit under this Agreement or any other Financing Agreement. In addition, the Liabilities may be accelerated as set forth in Section 8.2 hereof. Upon the effective date of termination, all of the Liabilities shall become immediately due and payable without notice or demand. For the avoidance of doubt, if after the Prepayment Date there is a Change in Law that (x) is retroactively applied and (y) gives rise to increased costs or reductions contemplated by Section 3.1 hereof, then the Borrower shall not be required to compensate the Lender for such additional costs incurred or reductions suffered if and to the extent such additional costs incurred or reductions suffered are not included in the Liabilities prior to the Prepayment Date.

2.10                           Limitation on Charges. It being the intent of the parties that the rate of interest and all other charges to the Borrower be lawful, if for any reason the payment of a portion of the interest or other charges otherwise required to be paid under this Agreement would exceed the limit which the Lender may lawfully charge the Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amounts in excess of such limit shall have been paid, then such amounts shall at the sole option of the Lender either be refunded to the Borrower or credited to the principal amount of the Liabilities (or any combination of the foregoing) so that under no circumstances shall the interest or other charges required to be paid by the Borrower hereunder exceed the maximum rate allowed by applicable law, and Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any such excess interest.

2.11                           Requests for Borrowings.

(a)                                  Each Borrowing shall be requested and made substantially in the form of the borrowing request attached hereto as Exhibit A. The Borrower acknowledges that Section 2.1 only provides the method for the making of Borrowings and does not set forth the method for the selection of Interest Rates as applicable to any Borrowing. Accordingly, in addition to the requirements of Section 2.1, in order to select the applicable Interest Rate from time to time the Borrower shall comply with this Section 2.11,

(b)                                 Each Borrowing initially shall be a Floating Rate Borrowing unless Borrower has elected a Fixed Rate as provided herein. The Borrower may elect to convert a Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, and each such portion shall be considered a separate Borrowing.

(c)                                  To make an election pursuant to this Section, the Borrower shall notify the Lender of such election by telephone or electronic transmission (i) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., Chicago time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of a Floating Rate Borrowing, not later than 1:00 p.m., Chicago time, one (1) Business Day before the date of the proposed Borrowing. Each such telephonic or electronically transmitted Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lender of a written Interest Election Request in a form approved by the Lender and signed by the Borrower.

(d)                                 Each telephonic, electronically transmitted and written Interest Election Request shall specify the following information:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be a Floating Rate Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the election is not effective and the Borrowing shall be a Floating Rate Borrowing.

(e)                                  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding. Each Eurodollar Borrowing shall be in an amount not less than $100,000. No Interest Period may be elected that would end after the Maturity Date.

(f)                                    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Floating Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Floating Rate Borrowing at the end of the Interest Period applicable thereto.

2.12                           Termination of Revolving Loan Commitment by the Lender. On the date on which the Revolving Loan Commitment terminates pursuant to Section 8.2 hereof, all Loans and other Liabilities shall become immediately due and payable, without presentment, demand or notice of any kind.

2.13                           Commitment Fee. On the Closing Date, the Borrower shall pay to the Lender a one-time commitment fee in the amount of $55,000 in immediately available funds, which fee shall be nonrefundable and deemed fully earned as of such date (“Commitment Fee”).

2.14                           Unused Line Fee. The Borrower shall pay to the Lender the Unused Line Fee, which fee shall be nonrefundable and deemed fully earned on the date paid. Such fee shall be payable in arrears, on the 5th day following each Fiscal Quarter commencing on January 5, 2009, and on the Credit Termination Date. For the avoidance of doubt, after the Prepayment Date no Unused Line Fee shall be due and payable other than accrued but unpaid Unused Line Fees included in the Liabilities prior to the Prepayment Date.

2.15                           Prepayment.

(a)                                  The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)                                 The Borrower shall notify the Lender by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Chicago time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of a Floating Rate Borrowing, not later than 11:00 a.m., Chicago time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Prepayments shall be accompanied by accrued interest on the amount prepaid, plus any other amounts due under the section on Break Funding Payments, plus, in the case of prepayment of a Eurodollar Borrowing, an administrative fee of $250.

2.16                           Electronic Notices. Interest Election Requests and notices of prepayments under Section 2.7 and Section 2.15, may be made by electronic communication (including email and internet or intranet websites) pursuant to procedures approved by the Lender.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return

e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the “receipt” by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Any party hereto may change its address or telecopier number or email address for notices and other communications hereunder by notice to the other parties hereto.

3.                                      CHANGE IN CIRCUMSTANCES.

3.1                                 Increased Costs.

(a)                                  If any Change in Law shall:

(1)                                  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(2)                                  impose on the Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Borrowings made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Eurodollar Borrowing (or of maintaining its obligation to make any such Borrowing) or to increase the cost or to reduce the amount of any sum received or receivable by the Lender (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)                                 If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)                                  A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.2                                 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Borrowing other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Borrowing other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Borrowing on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Borrowing, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Borrowing had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Borrowing, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Borrowing), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other Lenders in the eurodollar market. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

3.3                                 Taxes. All payments by the Borrower under this Agreement shall be made free and clear of, and without deduction for, any present or future income, excise, stamp or other taxes, fees, levies, duties, withholdings or other charges of any nature whatsoever, now or hereafter imposed by any taxing authority, other than franchise taxes and taxes imposed on or measured by the Lender’s net income or receipts (such non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower shall:

(a)                                  pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)                                 promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and

(c)                                  pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrower agrees to promptly pay such additional amounts (including, without limitation, any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes (including, without limitation, any Taxes on such additional amount) shall equal the amount the Lender would have received had not such Taxes been asserted.

4.                                      CONDITIONS OF LOANS.

4.1                                 Conditions to all Loans.  Notwithstanding any other term or provision contained in this Agreement, the making of any Loan shall be conditioned upon the following:

(a)                                  The Borrower’s Request. The Borrower shall have complied with Section 2.11 hereof. Each request for a Borrowing shall be accompanied or preceded by all other documents not previously delivered as required to be delivered to the Lender under Section 4.2 hereof, and a fully-completed borrowing base certificate (the “Borrowing Base Certificate”) setting forth the Value of the Pledged Collateral as of such date signed on behalf of Borrower by a Duly Authorized Officer, substantially in the form attached hereto as Exhibit A and otherwise in form and substance reasonably satisfactory to the Lender. The Lender shall have no liability to the Borrower or any other Person as a result of acting on any telephonic request that the Lender believes in good faith to have been made by any Person authorized by Borrower to make a borrowing request.

(b)                                 Financial Condition. No Material Adverse Change shall have occurred at any time or times subsequent to the most recent request for any Borrowing.

(c)                                  No Default. Neither a Default nor an Event of Default shall have occurred and be continuing.

(d)                                 Other Requirements. The Lender shall have received, in form and substance satisfactory to the Lender, all certificates, orders, authorities, consents, affidavits, schedules, instruments, agreements, financing statements, and other documents which are provided for hereunder, or which the Lender may at any time reasonably request.

(e)                                  Representations and Warranties. All of the representations and warranties contained in the Financing Agreements to which the Borrower is a party and in this Agreement shall be true and correct as of the date the Borrowings are requested to be made by the Lender to the Borrower.

4.2                                 Initial Borrowings. The Lender’s obligation to make the initial Revolving Loan hereunder is, in addition to the conditions precedent specified in Section 4.1 hereof, subject to the satisfaction of each of the following conditions precedent:

(a)                                  Fees and Expenses. The Borrower shall have paid all fees owed to the Lender and reimbursed the Lender for all reasonable costs, disbursements and expenses due and payable hereunder on or before the Closing Date, including, without limitation, the Lender’s counsel fees.

(b)                                 Documents. The Lender shall have received all of the following, each duly executed and delivered and dated the Closing Date, or such earlier date as shall be satisfactory to the Lender, each in form and substance satisfactory to the Lender in its sole determination:

(1)                                  Financing Agreements. This Agreement, the Revolving Credit Note, the Pledge Agreement (together with the original stock certificates and all assignments separate from certificate relating thereto), the Regulation U Form, the Guarantees and such other Financing Agreements as the Lender may require.

(2)                                  Resolutions; Incumbency and Signatures. Copies of resolutions of the Board of Directors of the Borrower authorizing or ratifying the execution, delivery and performance by the Borrower of this Agreement, the Financing Agreements to which the Borrower is a party and any other document provided for herein or therein to be executed by Borrower certified by a Duly Authorized Officer. A certificate of a Duly Authorized Officer certifying the names of the officers of the Borrower authorized to make a borrowing request and sign this Agreement and the Financing Agreements to which the Borrower is a party, together with a sample of the true signature of each such officer; the Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.

(3)                                  Consents. Certified copies of all documents evidencing any necessary consents and governmental approvals, if any, with respect to this Agreement, the Financing Agreements, and any other documents provided for herein or therein to be executed by Borrower.

(4)                                  Opinions of Counsel. An opinion of Scott & Kraus, LLC, the Illinois legal counsel to the Borrower and the Guarantors, in form and substance reasonably satisfactory to Lender.

(5)                                  Constitutive Documents. Certified copies of the Borrower’s Certificate of Incorporation, certified by the Delaware Secretary of State as of a recent date, together with a good standing certificate from such Secretary of State and a good standing certificate from the Secretaries of State (or the equivalent thereof) of each other State in which the Borrower is required to be qualified to transact business. A true, correct and complete copy of the Bylaws of the Borrower, certified by a Duly Authorized Officer of such entity, shall also be delivered to the Lender on the Closing Date.

(6)                                  Other. Such other documents, certificates and instruments as the Lender may reasonably request.

(c)                                  Commitment Fee. The Borrower shall have paid the Lender the Commitment Fee.

(d)                                 Sufficient Pledged Collateral. On the Closing Date, all of the Pledged Collateral supporting the Loans shall, as reasonably determined by Lender, be sufficient in Value.

5.                                      REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants that as of the date of this Agreement, and continuing as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:

5.1                                 Existence. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the Slate of Delaware. The Borrower is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where such qualification is required because of the nature of its activities or properties, except where the failure to so qualify would not cause or create a Material Adverse Change. The Borrower has all requisite corporate power to carry on its business as now being conducted and as proposed to be conducted.

5.2                                 Corporate Authority. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which Borrower is a party and the performance of its obligations hereunder and thereunder: (i) are within its corporate powers; (ii) are duly authorized by the Board of Directors of the Borrower; and (iii) are not in contravention of the terms of its Certificate of Incorporation, Bylaws, or of an indenture, agreement or undertaking to which it is a party or by which it or any of its property is bound. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of its obligations hereunder and thereunder: (i) do not require any governmental consent, registration or approval; (ii) do not contravene any contractual or governmental restriction binding upon it; and (iii) will not, except in favor of Lender, result in the imposition of any Lien upon any property of Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which it is a party or by which it or any of its property may be bound or affected.

5.3                                 Binding Effect. This Agreement and all of the other Financing Agreements to which the Borrower is a party are the legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights and remedies generally.

5.4                                 Financial Data.

(a)                                  All income statements, balance sheets, cash flow statements, and other financial statements which have been or shall hereafter be furnished to the Lender for the purposes of or in connection with this Agreement do and will present fairly in all material respects in accordance with GAAP, consistently applied, the financial condition of the Borrower as of the dates thereof and the results of its operations for the period(s) covered thereby.

(b)                                 Borrower’s balance sheets as of June 30, 2008, and the related statements of the Borrower’s income and retained earnings for the fiscal periods then ended, respectively, copies of which have been furnished to the Lender, fairly present in all material respects the Borrower’s financial condition at such date and the results of the Borrower’s operations for the periods ended on such dates, all in accordance with GAAP, consistently applied, except (i) the absence of footnotes, and (ii) subject to customary year-end adjustments.

(c)                                  Since June 30, 2008, there has been no Material Adverse Change or material adverse change in the financial condition, operations, assets, business, or properties of the Borrower.

5.5                                 Solvency. After giving effect to the this Agreement, the Borrower is solvent, is able to pay its debts as they mature or become due, has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns assets and property having a value both at fair valuation and at present fair saleable value on a going concern basis (as determined in a manner and based upon assumptions satisfactory to the Lender in its reasonable determination) greater than the amount required to pay all of the Borrower’s debts and liabilities, including, without limitation, all of the Liabilities. The Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any Financing Agreement, or by completion of the transactions contemplated hereunder or thereunder.

5.6                                 Principal Place of Business; State of Incorporation. The principal place of business and chief executive office of the Borrower is located at 2901 Butterfield Road, Oak Brook, Illinois 60523.

5.7                                 Other Names. As of the Closing Date, the Borrower has not used any name (including, without limitation, any tradename, tradestyle, assumed name, division name or any similar name).

5.8                                 Tax Liabilities. The Borrower has filed all material federal, state and local tax reports and returns required by any law or regulation to be filed by it, except for extensions duly obtained, and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, or is contesting such taxes in good faith by appropriate proceedings (and has reserved appropriate funds adequate for the payment thereof if determined to be due and owing), and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

5.9                                 [Intentionally Omitted]

5.10                           Litigation and Proceedings. Except as otherwise set forth on Schedule 5.10 hereof, no judgments are outstanding against the Borrower which are reasonably likely to constitute or result in an Event of Default, nor is there now pending or, to the best of the Borrower’s knowledge after diligent inquiry, threatened, any litigation, suit, action, contested claim, or federal, state or municipal governmental proceeding by or against the Borrower or any of its property which is reasonably likely to have or result in a Material Adverse Change.

5.11                           Other Agreements. The Borrower is not in default under or in breach of any material agreement, contract, lease, or Revolving Loan Commitment to which it is a party or by which it is bound which is reasonably likely to have or result in a Material Adverse Change. The Borrower does not know of any dispute regarding any of its agreements, contracts, instruments, leases or Revolving Loan Commitment (individually or in the aggregate) that could reasonably be expected to have a Material Adverse Effect.

5.12                           Compliance with Laws and Regulations. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of the Borrower’s obligations hereunder and thereunder are not in contravention of any law, rule or regulation. The Borrower has obtained all licenses, authorizations, approvals and permits necessary in connection with the operation of its business, except to the extent the failure to obtain any of the foregoing could reasonably be expected to not result in a Material Adverse Effect. The Borrower is in compliance with all laws, orders, rules, regulations and ordinances of all federal, foreign, state and local governmental authorities applicable to it and its business, operations, property, and assets, except to the extent any such non-compliance could reasonably be expected to not result in a Material Adverse Effect,

5.13                           Environmental Matters. (a) The Borrower has not Managed Hazardous Substances on or off its property other than in compliance with Environmental Laws, except to the extent any such non-compliance could reasonably be expected to not result in a Material Adverse Effect; (b) The Borrower has complied in all material respects with Environmental Laws regarding transfer, construction on and operation of its business and Property, including, but not limited to, notifying authorities, observing restrictions on use, transferring, modifying or obtaining permits, licenses, approvals and registrations, making required notices, certifications and submissions, complying with financial liability requirements, Managing Hazardous Substances and Responding to the presence or Release of Hazardous Substances connected with operation of its business or Property; (c) The Borrower does not have any contingent liability with respect to the Management of any Hazardous Substance that could reasonably be expected to result in a Material Adverse Effect; (d) During the term of this Agreement, the Borrower shall not permit others to, Manage, whether on or off Borrower’s Property, Hazardous Substances; (e) The Borrower shall take prompt action in material compliance with Environmental Laws to Respond to the on-site or off-site Release of Hazardous Substances connected with operation of its business or Property; and (f) The Borrower has not received any Environmental Notice. The Borrower has complied in all material respects with Environmental Laws regarding transfer, construction on and operation of its business and property, including, but not limited to, notifying authorities, observing restrictions on use, transferring, modifying or obtaining permits, licenses, approvals and registrations, making required notices, certifications and submissions, complying with financial liability requirements, Managing Hazardous Substances and Responding to the presence or Release of Hazardous Substances connected with operation of its business or property.

5.14                           Disclosure. None of the representations or warranties made by the Borrower herein or in any Financing Agreement to which the Borrower is a party and no other written information provided or statements made by the Borrower or its representatives to the Lender contains any untrue statement of a material fact or knowingly omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Borrower has disclosed to the Lender all facts of which the Borrower has knowledge which are reasonably likely to result in a Material Adverse Effect.

5.15                           Pension Related Matters. Each employee pension plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA and to which the Borrower or any ERISA Affiliate has or had any obligation to contribute (a “Multiemployer Plan”)), if any, maintained by the Borrower or any of its ERISA Affiliates to which Title IV of ERISA applies and (a) which is maintained for employees of the Borrower or any of its ERISA Affiliates or (b) to which the Borrower or any of its ERISA Affiliates made, or was required to make, contributions at any time within the preceding five (5) years (a “Plan”), complies, and is administered in accordance, with its terms and all material applicable requirements of ERISA and of the Internal Revenue Code of 1986, as amended, and any successor statute thereto (the “Tax Code”), and with all material applicable rulings and regulations issued under the provisions of ERISA and the Tax Code setting forth those requirements. No “Reportable Event” or “Prohibited Transaction” (as each is defined in ERISA) or withdrawal from a Multiemployer Plan caused by the Borrower has occurred and no funding deficiency described in Section 302 of ERISA caused by the Borrower exists with respect to any Plan or Multiemployer Plan which could have a Material Adverse Effect. The Borrower and each ERISA Affiliate has satisfied all of their respective funding standards applicable to such Plans and Multiemployer Plans under Section 302 of ERISA and Section 412 of the Tax Code and the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA (“PBGC”) has not instituted any proceedings, and there exists no event or condition caused by the Borrower which would constitute grounds for the institution of proceedings by PBGC, to terminate any Plan or Multiemployer Plan under Section 4042 of ERISA which could have a Material Adverse Effect.

5.16                           Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.17                           Labor Matters. There are no strikes or other labor disputes, grievances, controversies or other labor or union troubles pending or, to the knowledge of Borrower, threatened against Borrower. Hours worked and payments made to the employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Borrower, or for which any claim may be made against Borrower, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on Borrower’s books, as the case may be. The consummation of the transactions contemplated by the Financing Agreements will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

5.18                           USA Patriot Act. The Borrower is not identified in any list of known or suspected terrorists published by any United States government agency (collectively, as such lists may be amended or supplemented from time to time, referred to as the “Blocked Persons Lists”) including, without limitation, (a) the annex to Executive Order 13224 issued on September 23, 2001, and (b) the Specially Designated Nationals List published by the Office of Foreign Assets Control.

5.19                           Absence of Foreign or Enemy Status. The Borrower is not an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), as amended. The Borrower is not in violation of, nor will the use of any of the Loans violate, the Trading with the Enemy Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R. Subtitle B, Chapter V).

5.20                           Business Loans. The Loans, including interest rate, fees and charges as contemplated hereby, (a) are business loans within the purview of 815 ILCS 205/4(1)(c), as amended from time to time, (b) are an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (c) do not, and when disbursed shall not, violate the provisions of the Illinois usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over the transactions contemplated hereby, the Borrower or any property securing the Loans.

6.                                      AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, as long as any Liabilities of the Borrower remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:

6.1                                 Reports, Certificates and Other Information. The Borrower shall deliver to the Lender:

(a)                                  Financial Statements. On or before the 180th day after each of the Borrower’s Fiscal Years, a copy of the annual consolidated financial statements of the Borrower and its subsidiaries consisting of, at least, balance sheets and statements of income and cash flow for such period, prepared in conformity with GAAP, audited by independent certified public accountants of recognized standing selected by the Borrower with the Lender’s reasonable consent, together with a certificate from the Borrower containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in Section 7.3 hereof and that no Default or Event of Default has occurred and is continuing or, if the Borrower has become aware of any such event, describing it and the steps, if any, being taken to cure it.

(b)                                 Interim Reports. On or before the 60th day after the end of each Fiscal Quarter, a copy of unaudited consolidated financial statements of the Borrower prepared in accordance with GAAP and in a manner consistent with the financial statements referred to in Section 6.1 (a) hereof, signed on behalf of the Borrower by a Duly Authorized Officer and consisting of, at least, a balance sheet as at the close of such Fiscal Quarter and a statement of earnings for the period from the beginning of such Fiscal Year to the close of such Fiscal Quarter.

(c)                                  Certificates. Contemporaneously with the furnishing of each annual financial statement and within 60 calendar days of each Fiscal Quarter of the Borrower, a duly completed compliance certificate with appropriate insertions (a “Compliance Certificate”), dated the date of such annual financial statement or such Fiscal Quarter and signed on behalf of the Borrower by a Duly Authorized Officer, which Compliance Certificate shall state that no Default or Event of Default has occurred and is continuing, or, if there is any such event, describes it and the steps, if any, being taken to cure it. In addition, except in the case of a Compliance Certificate dated the date of such annual financial statement, the Compliance Certificate shall contain a computation of, and show compliance with, each of the financial ratios and restrictions set forth in Section 7.3 hereof. The computation and calculation of each financial ratio in each Compliance Certificate shall be in form and substance reasonably acceptable to the Lender.

(d)                                 Notice of Default, Litigation Matters or Adverse Change in Business. (a) Forthwith upon learning of the occurrence of any of the following, written notice thereof which describes the same and the steps being taken by the Borrower with respect thereto: (i) the occurrence of a Default or an Event of Default, or (ii) any Material Adverse Change, (b) Within five (5) Business Days of learning of the occurrence of the following, written notice thereof which describes the same and the steps being taken by the Borrower with respect thereto: the institution or threatened institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding in which any injunctive relief is sought or in which money damages in excess of $1,000,0000 individually or $2,000,000 in the aggregate are sought.

(e)                                  Guarantor Financial Information. The Borrower shall cause each Guarantor to deliver to the Lender

(1)                                  On or before the 180th day after each of such Guarantor’s Fiscal Years, a copy of the annual consolidated financial statements of such Guarantor and its subsidiaries consisting of, at least, balance sheets and statements of income and cash flow for such period, prepared in conformity with GAAP, signed on behalf of such Guarantor by a Duly Authorized Officer.

(2)                                  On or before the 60th day after the end of each Fiscal Quarter of such Guarantor, a copy of unaudited consolidated financial statements of such Guarantor prepared in accordance with GAAP and in a manner consistent with the financial statements referred to in Section 6.1(b) hereof, signed on behalf of the Borrower by a Duly Authorized Officer and consisting of, at least, a balance sheet as at the close of such Fiscal Quarter and a statement of earnings for the period from the beginning of such Fiscal Year to the close of such Fiscal Quarter.

The foregoing financial information contained in this Section 6.1(e) shall not need to be separately provided to the Lender if and to the extent such information is provided to the Lender pursuant to Sections 6.1(a) and/or (b) hereof.

(f)                                    Other Information. Such other information, certificates, schedules, exhibits or documents (financial or otherwise) concerning the Borrower and its operations, business, properties, condition or otherwise as the Lender may reasonably request from time to time.

6.2                                 Inspection; Audit Fees. The Lender, or any Person designated by the Lender in writing from time to time, shall have the right at any time after an Event of Default has occurred: to call and visit at the Borrower’s place or places of business during ordinary business hours and, prior to any Default, upon reasonable advance notice, (i) to inspect, audit, examine, check and make copies of and extracts from the Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to its business, operations, and property, and to any transactions between the parties hereto; and (ii) to discuss the affairs, finances and business of the Borrower with any of the Duly Authorized Officers or other employees of the Borrower. The Borrower agrees to pay on demand all reasonable costs, expenses and fees incurred by Lender in connection with any inspections, examinations, or audits of the Borrower performed by the Lender under this Section 6.2.   All such amounts incurred by the Lender hereunder shall bear interest at the Default Rate and shall be additional Liabilities of the Borrower to the Lender if not promptly paid upon the request of the Lender. The Borrower acknowledges that the Lender’s standard audit charge is Eight Hundred Fifty and No/100 Dollars ($850.00) per auditor per day (or such lesser amount as may agreed to in writing by the Borrower and the Lender), plus all out-of-pocket audit costs and expenses reasonably incurred and documented by the Lender.

6.3                                 Conduct of Business. The Borrower shall maintain its corporate existence, shall maintain in full force and effect all licenses, permits, authorizations, bonds, franchises, leases, patents, trademarks and other intellectual property, contracts and other rights necessary to the conduct of its business, shall continue in, and limit its operations to, the same general line of business as that currently conducted and shall comply with all applicable laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities, except to the extent any such non-compliance could reasonably be expected to result in a Material Adverse Effect. The Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the business and affairs of the Borrower, in accordance with GAAP, consistently applied.

6.4                                 Claims and Taxes. The Borrower agrees to indemnify and hold the Lender harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees) relating to or in any way arising out of the possession, use, operation or control of the Borrower’s property and assets. The Borrower agrees to pay or cause to be paid all license fees, bonding premiums and related taxes and charges and shall pay or cause to be paid all of the Borrower’s real and personal property taxes, assessments and charges and all of the Borrower’s franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against the Borrower, or payable by the Borrower, at such times and in such manner as to prevent any penalty from accruing or any Lien from attaching to its property, provided that the Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and upon such good faith contest to delay or refuse payment thereof, if (a) the Borrower establishes adequate reserves to cover such contested taxes, assessments or charges, and (b) such contest does not have a Material Adverse Effect.

6.5                                 State of Incorporation. The State of Delaware shall remain the Borrower’s state of incorporation.

6.6                                 Insurance. The Borrower shall maintain, at its expense, insurance in such amounts and with such deductibles as are consistent with past practice.

6.7                                 Environmental. The Borrower shall promptly notify and furnish Lender with a copy of any and all Environmental Notices which are received by it. The Borrower shall take prompt and appropriate action in response to any and all such Environmental Notices and shall promptly furnish Lender with a description of the Borrower’s Response thereto. The Borrower shall (a) obtain and maintain all permits required under all applicable federal, state, and local Environmental Laws, except as to which the failure to obtain or maintain would not have a Material Adverse Effect; and (b) keep and maintain the Property and each portion thereof in compliance with, and not cause or permit the Property or any portion thereof to be in violation of, any Environmental Law, except as to which the failure to comply with or the violation of which, would not have a Material Adverse Effect.

6.8                                 US Patriot Act.

(a)                                  Borrower covenants to Lender that if Borrower becomes aware that it or any of its Affiliates is identified on any Blocked Persons List, Borrower shall immediately notify Lender in writing of such information. Borrower further agrees that in the event any of them or any Affiliate is at any time identified on any Blocked Persons List, such event shall be an Event of Default, and shall entitle Lender to exercise any and all remedies provided in any Financing Agreements or otherwise permitted by law. In addition, Lender may immediately contact the Office of Foreign Assets Control and any other government agency Lender deems appropriate in order to comply with its obligations under any law, regulation, order or decree regulating or relating to terrorism and international money laundering.

(b)                                 The Borrower is not and will not become subject at any time to any legal requirement of any Governmental Authority, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (2) fail to provide documentary and other evidence of Borrower’s identity as may be requested by the Lender at any time to enable the Lender to verify its identity or to comply with any applicable legal requirement of any Governmental Authority, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

6.9                                 Further Assurances. The Borrower shall, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, certificates, documents and assurances as may from time to time be necessary or as the Lender may from time to time reasonably request in order to carry out the intent and purposes of this Agreement and the other the Financing Agreements and the transactions contemplated thereby.

7.                                      NEGATIVE COVENANTS.

The Borrower covenants and agrees that as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect (unless the Lender shall give its prior written consent thereto):

7.1                                 Use of Proceeds. The Borrower shall not use the proceeds of the Loans for any purpose other than for working capital needs in connection with 1031 like-kind exchanges and other purposes in the Borrower’s ordinary course of business.

7.2                                 Dividends and Stock Redemptions. Except in the ordinary course of the Borrower’s business, the Borrower shall not (a) declare, make or pay any dividend or other distribution (whether in cash, property or rights or obligations) to or for the benefit of any officer, director, stockholder, or any Affiliate; or (b) purchase or redeem any of the stock of the Borrower (whether common, preferred, or otherwise) or any options or warrants with respect thereto, declare or pay any dividends or distributions thereon, or set aside any funds for any such purpose; provided, however, in no event shall the Borrower be permitted to purchase or redeem all or any portion of the Pledged Collateral.

7.3                                 Financial Covenants. The Borrower shall not:

(i)                                     Tangible Net Worth. Permit the Tangible Net Worth of the Borrower to be less than $115,000,000, measured as of the last day of each Fiscal Quarter.

(ii)                                  Leverage Ratio. Permit the Leverage Ratio of the Borrower to be greater than 2.00 to 1.00, measured as of the last day of each Fiscal Quarter.

(iii)                               Liquidity. Permit the Liquidity of the Borrower to be less than $12,500,000, measured as of the last day of each Fiscal Quarter.

(iv)                              Computation. The Borrower acknowledges and agrees that the calculation and computation of the foregoing financial ratios and covenants shall be pursuant to and in accordance with Section 6.1(c) hereof.

7.4                                 Change in Nature of Business. The Borrower shall not make any material change in the nature of Borrower’s business carried on as of the Closing Date.

7.5                                 Other Agreements. The Borrower shall not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any Financing Agreement to which Borrower is a party or which would violate or breach any provision hereof or thereof, nor shall the Borrower’s Bylaws or Certificate of Incorporation be amended or modified in any way that would violate or breach any provision hereof or of any Financing Agreement to which Borrower is a party; provided, prior to any amendment or modification of the Borrower’s Bylaws or Certificate of Incorporation, the Borrower shall furnish a true, correct and complete copy of any such proposed amendment or modification to the Lender.

7.6                                 Fiscal Year. The Borrower shall not change its Fiscal Year.

8.                                      DEFAULT, RIGHTS AND REMEDIES OF THE LENDER,

8.1                                 Event of Default. Any one or more of the following shall constitute an “Event of Default” under this Agreement:

(a)                                  the Borrower fails to pay any of its Liabilities when such Liabilities are due, declared due or demanded (subject to any applicable grace or cure period expressly set forth herein);

(b)                                 the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements in this Agreement (subject to any applicable cure period expressly set forth herein);

(c)                                  any representation or warranty heretofore, now or hereafter made by the Borrower in connection with this Agreement or any of the other Financing Agreements to which Borrower is a party is untrue, misleading or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by the Borrower to the Lender is untrue, misleading or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified;

(d)                                 a judgment, decree or order requiring payment in excess of $1,000,000 shall be rendered against the Borrower and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided that this clause (d) shall not apply to any judgment for which the Borrower is fully insured and with respect to which the insurer has admitted liability;

(e)                                  a notice of Lien, levy or assessment is filed or recorded with respect to any of the assets of the Borrower by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts owing at any time or times hereafter to any one or more of them become a Lien, upon any of the assets of the Borrower, provided that this clause (e) shall not apply to any Liens, levies, or assessments which a Borrower is contesting in good faith or which relate to current taxes not yet due and payable;

(f)                                    a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against the Borrower or any Guarantor of the Liabilities, if any, and such proceeding is not dismissed within forty-five (45) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by the Borrower or any Guarantor, if any, or the Borrower or any Guarantor, if any, makes an assignment for the benefit of creditors, or the Borrower takes any action to authorize any of the foregoing;

(g)                                 the Borrower or any Guarantor voluntarily or involuntarily dissolves or is dissolved, or its existence terminates or is terminated;

(h)                                 the Borrower or any Guarantor becomes insolvent or the Borrower or any Guarantor fails generally to pay its debts as they become due;

(i)                                     the Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;

(j)                                     a breach by the Borrower shall occur under any agreement, document or instrument (other than an agreement, document or instrument evidencing the lending of money), whether heretofore, now or hereafter existing between the Borrower and any other Person and the effect of such breach will or is likely to have or create a Material Adverse Effect;

(k)                                  the Borrower shall fail to make any payment due on any other obligation for borrowed money or shall be in breach of any agreement evidencing the lending of money and the effect of such failure or breach would be to permit the acceleration of any obligation, liability or indebtedness in excess of $1,000,000;

(l)                                     there shall be instituted in any court criminal proceedings against the Borrower, or the Borrower shall be indicted for any crime, in either case for which forfeiture of a material amount of its property is a potential penalty;

(m)                               the common stock of IRC ceases to be traded on the New York Stock Exchange;

(n)                                 the Pledgor shall revoke or attempt to revoke, terminate or contest its obligations under the Pledge Agreement, or the Pledge Agreement or any provision thereof shall cease to be in full force and effect in accordance with its terms and provisions;

(o)                                 The Inland Group, Inc., a Delaware corporation, shall cease to own 100% of the capital stock of the Borrower; and/or

(p)                                 a Material Adverse Change shall occur.

8.2                                 Acceleration. Upon the occurrence of any Event of Default described in Sections 8.1(f) or (h), the Revolving Loan Commitment (if it has not theretofore terminated) shall automatically and immediately terminate and all of the Liabilities, without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be immediately due and payable; and upon the occurrence of any other Event of Default, the Lender may at its sole option declare the Revolving Loan Commitment (if they have not theretofore terminated) to be terminated and any or all of the Liabilities, including, without limitation, at the sole option of the Lender, and without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be declared, and thereupon shall become, immediately due and payable, whereupon the Revolving Loan Commitment shall immediately terminate. Upon the occurrence of any Default or Event of Default the Lender may, at its option, cease making any additional Revolving Loans.

8.3                                 Rights and Remedies Generally. Upon the occurrence of any Event of Default, the Lender shall have, in addition to any other rights and remedies contained in this Agreement and in any of the other Financing Agreements, all of the rights and remedies under applicable law, all of which rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by law.

8.4                                 Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by the Borrower. The Borrower also waives the benefit of all valuation, appraisal and exemption laws.

8.5                                 Advice of Counsel. The Borrower acknowledges that it has been advised by its counsel with respect to this transaction and this Agreement, including, without limitation, all waivers contained herein.

9.                                      MISCELLANEOUS.

9.1                                 Waiver. The Lender’s failure, at any time or times hereafter, to require strict performance by the Borrower of any provision of this Agreement shall not waive, affect or diminish any right of the Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Lender of an Event of Default under this Agreement or a default under any of the other Financing Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Financing Agreements and no Event of Default under this Agreement or default under any of the other Financing Agreements shall be deemed to have been suspended or waived by the Lender unless such suspension or waiver is in writing signed by an officer of the Lender, and directed to the Borrower specifying such suspension or waiver.

9.2                                 Costs and Attorneys’ Fees.

(a)                                  The Borrower agrees to pay on demand all of the reasonable costs and expenses of the Lender (including, without limitation, the reasonable fees and out-of-pocket expenses of the Lender’s outside counsel; all audit, field exam and appraisal costs and fees; costs incurred by Lender in connection with travel expenses of its associates) in connection with the structuring, preparation, negotiation, execution, delivery and closing of: (i) this Agreement, the Financing Agreements and all other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder, and (ii) any and all amendments, modifications, supplements and waivers executed and delivered pursuant hereto or any Financing Agreement or in connection herewith or therewith. The Borrower further agrees that the Lender, in its sole discretion, may deduct all such unpaid amounts from the aggregate proceeds of the Loans.

(b)                                 The costs and expenses that the Lender incurs in any manner or way with respect to the following shall be part of the Liabilities, payable by the Borrower on demand if at any time after the date of this Agreement the Lender: (i) employs counsel in good faith for advice or other representation (A) with respect to the amendment, modification or enforcement of this Agreement or the Financing Agreements, (B) to represent the Lender in any work-out or any type of restructuring of any of the Liabilities, or any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by the Lender, the Borrower or any other Person) in any way or respect relating to this Agreement, the Financing Agreements, the Borrower’s affairs; provided, however, “), if the Lender is not the prevailing party in any litigation, contest, dispute, suit or proceeding solely between the Lender and the Borrower (each a “Borrower-Lender Dispute”), then the costs and expenses that the Lender incurs in connection with such Borrower-Lender Dispute shall not be part of the Liabilities, (C) to enforce any of the rights of the Lender with respect to the Borrower and/or the Pledgor provided in this Agreement, under any of the Financing Agreements, or otherwise (whether at law or in equity); (ii) takes any action to protect, preserve, store, ship, appraise, prepare for sale, collect, sell, liquidate or otherwise dispose of any or all of the collateral under any other Financing Agreement; and/or (iii) seeks to enforce or enforces any of the rights and remedies of the Lender with respect to the Borrower, the Pledgor or any guarantor of the Liabilities. Without limiting the generality of the foregoing, such expenses, costs, charges and fees include: reasonable fees, costs and expenses of attorneys, paralegals, accountants and consultants; court costs and expenses; court reporter fees, costs and expenses; duplication costs; long distance telephone charges; and courier and telecopier charges.

(c)                                  The Borrower further agrees to pay, and to save the Lender harmless from all liability for, any stamp or other taxes which may be payable in connection with or related to the execution or delivery of this Agreement, the Financing Agreements, the borrowings hereunder or of any other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, provided that the Borrower shall not be liable for Lender’s income tax liabilities.

(d)                                 All of the Borrower’s obligations provided for in this Section 9.2 shall be Liabilities and shall survive repayment of the Loans or any termination of this Agreement or any Financing Agreements.

9.3                                 Expenditures by the Lender. In the event the Borrower shall fail to pay taxes, insurance, filing, recording and search fees, assessments, fees, costs or expenses which the Borrower is, under any of the terms hereof or of any of the other Financing Agreements, required to pay, the Lender may, after providing the Borrower not less than 10 days prior written notice of its intent to take some action, in its sole discretion, pay or make expenditures for any or all of such purposes, and the amounts so expended, together with interest thereon at the Default Rate (from the date the obligation or liability of Borrower is charged or incurred until actually paid in full to Lender) and shall be part of the Liabilities of the Borrower, payable on demand.

9.4                                 Reliance by the Lender. The Borrower acknowledges that the Lender, in entering into this Agreement and agreeing to make Loans and otherwise extend credit to the Borrower hereunder, has relied upon the accuracy of the covenants, agreements, representations and warranties made herein by the Borrower and the information delivered by the Borrower to the Lender in connection herewith (including, without limitation, all financial information and data).

9.5                                 Assignability; Parties. This Agreement (including, without limitation, any and all of the Borrower’s rights, obligations and liabilities hereunder) may not be assigned by the Borrower without the prior written consent of the Lender. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and permitted assigns of the Borrower and the successors and assigns of the Lender.

9.6                                 Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.7                                 Application of Payments. Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, after the occurrence of a Default or an Event of Default the Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by the Lender from the Borrower and the Borrower does hereby irrevocably agree that the Lender shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter against the Liabilities in such manner as the Lender may deem advisable, notwithstanding any entry by the Lender upon any of its books and records.

9.8                                 Marshaling; Payments Set Aside. The Lender shall be under no obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Liabilities. If the incurrence or payment of any of the Liabilities by the Borrower or the transfer to the Lender of any property or assets is or should for any reason be subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party or Person under any federal or state bankruptcy law or code, state or federal law, common law or equitable cause or otherwise, including, without limitation, provisions of the federal bankruptcy code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender, the Liabilities shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

9.9                                 Sections and Titles. The sections and titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

9.10                           Continuing Effect; Inconsistency; Relationship. This Agreement and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to the Lender, and (even if there shall be no such Liabilities outstanding) so long as this Agreement has not been terminated. To the extent any terms or provisions contained in any Financing Agreement are inconsistent or conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control and govern. The relationship between Lender and Borrower shall be that of creditor-debtor only. No term in this Agreement or in any other Financing Agreement and no course of dealing between the parties shall be deemed to create any relationship or agency, partnership or joint venture or any fiduciary duty by Lender to Borrower or any other party. In exercising its rights hereunder and under the Financing Agreements or taking any actions herein or therein, the Lender may act through its employees, agents or independent contractors as authorized by Lender.

9.11                           Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered upon the earlier of (a) personal delivery to the address set forth below, (b) in the case of facsimile transmission, when transmitted and (c) in the case of Federal Express or other reputable overnight courier service, one (1) Business Day after delivery to such courier service; provided, however, that if any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice. Notices to be provided pursuant to this Agreement shall be as follows: (i) If to the Lender at: JPMorgan Chase Bank, N.A., 10 South Dearborn Street, 19th Floor, Chicago, Illinois 60603; Attention: Carrie A. Reichert; Telephone No. (312) 325-5031; Facsimile No. (312) 325-5173; with a copy to: Duane Morris LLP, 190 South LaSalle Street, Suite 3700, Chicago, Illinois 60603; Attention: Michael A. Witt, Esq.; Telephone No. (312) 499-6716; Facsimile No. (312) 499-6701; (ii) If to the Borrower at: Inland Real Estate Investment Corporation, 2901 Butterfield Road, Oakbrook, Illinois 60523; Attention: Catherine L. Lynch; Telephone No. (630) 218-8000; Facsimile No. (630) 218-4959; with a copy to: Elliot B. Kamenear, Telephone No. (630) 218-8000; Facsimile No. (630) 218-4900; or to such other address as each party designates to the other in the manner herein prescribed.

9.12                           Equitable Relief; Recitals. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Lender; therefore, the Borrower agrees that the Lender, if the Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Time is of the essence hereof. The Recitals hereto are hereby incorporated into this Agreement by this reference thereto.

9.13                           Entire Agreement. This Agreement, together with the Financing Agreements executed in connection herewith, constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior written or oral understandings, discussions and agreements with respect thereto (including, without limitation, any term sheet, proposal letter or Revolving Loan Commitment letter). This Agreement may be amended or modified only by mutual agreement of the parties evidenced in writing and signed by the party to be charged therewith.

9.14                           Participations and Assignments. The Lender shall have the right, without the consent of the Borrower, to sell participations to one or more banks, financial institutions, or other entities or lenders in, or assignments of, all or any portion of its rights, obligations, and interest under this Agreement and any of the Financing Agreements. The Lender may furnish any information concerning the Borrower in the possession of the Lender from time to time to participants (including prospective participants).

9.15                           Indemnity. The Borrower agrees to and shall defend, protect, indemnify and hold harmless the Lender and each and all of its officers, directors, employees, attorneys, agents, parent, and affiliates (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Indemnified Parties in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Parties shall be designated by a party thereto, or otherwise), which may be imposed on, incurred by, or asserted against any Indemnified Party (whether direct, indirect or consequential, and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) in any manner relating to or arising out of this Agreement or the other Financing Agreements, or any act, event or transaction related or attendant thereto, the making and the management of the Loans (including, without limitation, any liability under federal, state or local environmental laws or regulations) or the use or intended use of the proceeds of the Loans hereunder; provided, that the Borrower shall not have any obligation to, and shall be held harmless from, any Indemnified Party hereunder for matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party as finally determined in a judicial proceeding (in which such Indemnified Party and the Lender have had an opportunity to be heard). To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all matters incurred by the Indemnified Parties. Any liability, obligation, loss, damage, penalty, cost or expense incurred by the Indemnified Parties that is not the result of such Indemnified Party’s willful misconduct or gross negligence shall be paid to the Indemnified Parties on demand, together with interest thereon at the Default Rate from the date incurred by the Indemnified Parties until paid by the Borrower, be added to the Liabilities. The provisions of and undertakings and indemnifications set out in this Section 9.15 shall survive the satisfaction and payment of the Liabilities of the Borrower and the termination of this Agreement.

9.16                           Representations and Warranties. Notwithstanding anything to the contrary contained herein, (a) each representation or warranty contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and the other Financing Agreements and the making of the Loans and the repayment of the Liabilities hereunder, and (b) each representation and warranty contained in this Agreement and each other Financing Agreement shall be remade on the date of each Loan made hereunder.

9.17                           Counterparts; Electronically Transmitted Signatures. This Agreement and any amendment or supplement hereto or any waiver granted in connection herewith may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. A signature hereto sent or delivered by facsimile or other electronic transmission shall be as legally binding and enforceable as a signed original for all purposes.

9.18                           Limitation of Liability of Lender. It is hereby expressly agreed that:

(a)                                  Lender may conclusively rely and shall be protected in acting or refraining from acting upon any document, instrument, certificate, instruction or signature believed to be genuine and may assume and shall be protected in assuming that any Person purporting to give any notice or instructions in connection with any transaction to which this Agreement relates has been duly authorized to do so. Lender shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any Person purporting to have executed any such document or instrument or have made any such signature or purporting to give any such notice or instructions;

(b)                                 Lender shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law except for those arising out of or in connection with Lender’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, Lender shall be under no obligation to take any steps necessary to preserve rights in the Pledged Collateral against any other parties, but may do so at its option, and all expenses incurred in connection therewith shall be payable by Borrower; and

(c)                                  Lender shall not be liable for any action taken in good faith and believed to be authorized or within the rights or powers conferred by this Agreement and the other Financing Agreements.

9.19                           Borrower Authorizing Accounting Firm. At any time after an Event of Default has occurred, Borrower shall authorize its accounting firm and/or service bureaus to provide Lender with such information as is requested by Lender in accordance with this Agreement. At any time after an Event of Default has occurred, the Borrower hereby automatically and irrevocably authorizes Lender to contact directly any such accounting firm and/or service bureaus to obtain such information.

9.20                           Confidentiality. Lender shall hold all non-public information regarding the Borrower and its business and obtained by Lender pursuant to the requirements hereof in accordance with Lender’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to its agents, employees, subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Loans, and to prospective contractual counterparties (or the professional advisors thereto) in Swap Agreements permitted hereby, provided that any such Persons shall have agreed to be bound by the provisions of this Section 9.20, (iii) as required by law, subpoena, judicial order or similar order and in connection with any litigation, (iv) as may be required in connection with the examination, audit or similar investigation of such Person and (v) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in party, by the Loans. Confidential information shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (ii) is disclosed to such Person by a Person other than the Borrower or Affiliates of the Borrower (or such Borrower’s accountants, attorneys or other advisors or agents), provided Lender does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Lender under this Section 9.20 shall supersede and replace the obligations of Lender under any confidentiality agreement in respect of this financing executed and delivered by Lender prior to the date hereof.

9.21                           Customer Identification.  USA Patriot Act Notice, The Lender hereby notifies the Borrower that pursuant to the requirements of Section 326 of the USA Patriot Act of 2001 31 U.S.C. Section 5318 (the “Patriot Act”‘), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.

9.22                           SUBMISSION TO JURISDICTION: WAIVER OF VENUE. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)                                  SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON¬EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS AND APPELLATE COURTS FROM ANY THEREOF;

(b)                                 CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING (i) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME AND (ii) ALL STATUTES OF LIMITATIONS WHICH MAY BE RELEVANT THERETO; AND

(c)                                  AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY OVERNIGHT COURIER SERVICE TO CT CORPORATION SYSTEM, 208 SOUTH LASALLE STREET, SUITE 814, CHICAGO, ILLINOIS 60604; ATTENTION: CORPORATE SERVICE TEAM 3. THE BORROWER AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW (i) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE BORROWER IN ANY SUIT, ACTION OR PROCEEDING, AND (ii) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO THE BORROWER. SOLELY TO THE EXTENT PROVIDED BY APPLICABLE LAW, SHOULD THE BORROWER, AFTER BEING SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE DELIVERY OR MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY THE COURT AGAINST THE BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. NOTHING HEREIN SHALL AFFECT THE LENDER’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR LIMIT THE LENDER’S RIGHT TO BRING PROCEEDINGS AGAINST THE BORROWER OR ITS PROPERTY IN ANY COURT OR ANY OTHER JURISDICTION.

9.23                           GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH, AND ENFORCED AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

9.24                           JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND KNOWINGLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) ARISING OUT OF THIS AGREEMENT, THE FINANCING AGREEMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO, INCLUDING, WITHOUT LIMITATION, ANY ACTION OR PROCEEDING (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR (B) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND THE FINANCING AGREEMENTS. THE LENDER AND THE BORROWER AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

9.25                           WAIVER OF SPECIAL DAMAGES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST THE LENDER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS, THE LOAN OR THE USE OF THE PROCEEDS THEREOF.

IN WITNESS WHEREOF, this Revolving Loan Agreement has been duly executed as of the day and year first above written.

INLAND REAL ESTATE INVESTMENT CORPORATION

By:	/s/ Catherine L. Lynch
Name: Catherine L. Lynch
Its: Treasurer

JPMORGAN CHASE BANK, N.A.

By:	/s/ Carrie A. [ILLEGIBLE]
Name: Carrie A. [ILLEGIBLE]
Its: Senior Vice President